Exhibit 4.2
AMENDED AND RESTATED SUBORDINATION AGREEMENT
Preliminary Statement
     This Amended and Restated Subordination Agreement (this “Agreement”) is made as of June 30, 2011 by and among Bakers Footwear Group, Inc. (the “Company”), each of the Investors set forth on the signature pages hereto (each, a “Subordinated Creditor” and, collectively, the “Subordinated Creditors”) and Bank of America, N. A. (“Senior Lender”). The Company and Senior Lender are parties to the Second Amended and Restated Loan and Security Agreement dated as of August 31, 2006 (as amended and in effect, and as may be further amended, restated, modified and/or supplemented from time to time, the “Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the same meanings ascribed to them in the Loan Agreement.
     Pursuant to the Loan Agreement, the Senior Lender has agreed, subject to the terms and conditions set forth therein, to make certain revolving credit loans, advances and other financial accommodations to or for the benefit of the Company (collectively, the “Loans”).
     The Company and the Subordinated Creditors are party to the Subordinated Convertible Debenture Purchase Agreement dated as of June 13, 2007, pursuant to which the Company has issued subordinated convertible debentures due 2012, dated June 26, 2007, in the original face amount of $4,000,000.00 (collectively, as amended and in effect on the date hereof, the “Subordinated Debentures”), which Subordinated Debentures are being amended contemporaneously herewith pursuant to the Second Amendment to Subordinated Convertible Debentures and Subordinated Convertible Debenture Purchase Agreement (the “Debentures Second Amendment”).
     The Company, the Subordinated Creditors and the Senior Lender are party to that certain Subordination Agreement dated as of June 26, 2007 (as amended and in effect, the “Existing Subordination Agreement”).
     The Company has requested that the Senior Lender consent to, and the Senior Lender has agreed, to consent to, the Debentures Second Amendment contingent upon, among other things, the execution and delivery by Subordinated Creditors and the Company of this Agreement.
     NOW THEREFORE, FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the willingness of the Senior Lender to consent to the Debentures Second Amendment, the Company and the Subordinated Creditors, jointly and severally, agree with the Senior Lender that the Existing Subordination Agreement shall be amended and restated in its entirety to read as follows:
1. Subordination. Each Subordinated Creditor hereby subordinates the Indebtedness of the Company evidenced by the Subordinated Debentures, as amended by the Debentures Second Amendment (the “Subordinated Indebtedness”), to any and all Indebtedness now or hereafter owing by the Company to the Senior Lender (collectively, the “Senior Indebtedness”) and agrees that the Subordinated

Indebtedness shall be junior in right of payment and exercise of remedies to the Senior Indebtedness. Without limiting the foregoing, any lien on, security interest in or mortgage or pledge of any of the property or assets of the Company to or for the benefit of the Subordinated Creditors securing any of the Subordinated Indebtedness, whether now existing or arising in the future, is expressly subordinate and junior in priority of payment and exercise of remedies to any liens, security interests, mortgages or pledges of any of the assets of the Company, both now existing and arising in the future, securing any of the Senior Indebtedness; notwithstanding the foregoing, the Company hereby agrees that it shall not give or permit to be given, and each Subordinated Creditor hereby agree that it shall not take, any collateral for the Subordinated Indebtedness.
2. Payments.
(a)	Subject to Section 2(b) below, for so long as any Senior Indebtedness remains outstanding, and notwithstanding anything to the contrary set forth in the Subordinated Debentures (as amended pursuant to the Debentures Second Amendment) or any other document governing the Subordinated Indebtedness to the contrary, the Subordinated Creditors shall be entitled to receive and retain only (i) those regularly scheduled payments (without acceleration) of interest on the Subordinated Indebtedness (the “Scheduled Interest Payments”), to the extent and in the manner set forth in the Subordinated Debentures, and (ii) so long as the Subordinated Debenture Payment Conditions have been met, the Subordinated Debenture 2012 Required Payment. As used herein, “Subordinated Debenture Payment Conditions” means no Suspension Event has occurred and is continuing, and the ratio of the Company’s EBITDA (calculated as set forth in Exhibit 5.11(a)(ii)) to its Interest Expense, as calculated on a trailing twelve month basis for the period ending May 26, 2012, is equal to or greater than 1.0:1.0. As used herein, the “Subordinated Debenture 2012 Required Payment” means a payment of principal required to be made by the Company pursuant to the Subordinated Debentures in the amount of $1,000,000, which payment is due on June 30, 2012.

(b)	Notwithstanding the provisions of Section 2(a) above, the Company and the Subordinated Creditors covenant to and agree with the Senior Lender that upon the occurrence of a default or Event of Default under the Loan Agreement (collectively, a “Default”), the Subordinated Creditors’ right to receive and retain the Scheduled Interest Payments and the Subordinated Debenture 2012 Required Payment (and any other payments) under the Subordinated Debentures shall immediately cease. The Subordinated Creditors agree not to demand, accept or receive any payment in respect of the Subordinated Indebtedness after the occurrence of a Default including, without limitation, any payment received through the exercise of any right of setoff, counterclaim, cross-claim or otherwise, or any collateral therefor, while any Senior Indebtedness remains outstanding, provided that Subordinated Creditor may exercise those remedies set forth in Section 9 below. Without limiting the foregoing, the Company agrees that no amount shall be paid, whether in cash, property, securities or otherwise, by the Company to the Subordinated Creditors after the occurrence of a Default in respect of the Subordinated Indebtedness, while any Senior Indebtedness remains outstanding, without the prior written consent of the Senior Lender.

3. Bankruptcy, Insolvency, etc.
(a)	In the event of an insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings relative to the Company or to its assets, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy (any such proceeding referenced above being referred to herein as an “Insolvency Proceeding”), so long as any Senior Indebtedness is outstanding, the Senior Lender shall be entitled in any such Insolvency Proceedings to receive payment in full in cash of all Senior Indebtedness before the Subordinated Creditors are entitled in such Insolvency Proceedings to receive any payment on account of the Subordinated Indebtedness, other than any payment consisting solely of any securities of the Company issued in connection with an Insolvency Proceeding, the payment of which securities is junior or otherwise subordinated, at least to the same extent provided in this Agreement, to the payment of any and all of the Senior Indebtedness (collectively, “Subordinated Securities”), and to that end in any such Insolvency Proceedings, so long as any Senior Indebtedness remains outstanding, any payment or distribution of any kind or character, whether in cash or in other property (other than Subordinated Securities), to which any Subordinated Creditor would be entitled on account of the Subordinated Indebtedness but for the provisions hereof, shall be delivered to the Senior Lender to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of Senior Indebtedness.

(b)	Upon the commencement of an Insolvency Proceeding, the Subordinated Creditors shall be deemed, as security for the Senior Indebtedness and in order to effectuate the subordination set forth above, to have assigned the Subordinated Indebtedness to the Senior Lender and granted to the Senior Lender as of the date of the commencement of such Insolvency Proceeding the right to collect all payments and distributions of any kind and description (other than Subordinated Securities), whether in cash or other property, paid or payable in respect of any claims or demands of the Subordinated Creditors against the Company arising from the Subordinated Indebtedness. Upon the commencement of an Insolvency Proceeding, each Subordinated Creditor shall also be deemed to have granted to the Senior Lender the full right (but not the obligation), in its own name or in its name as attorney in fact for such Subordinated Creditor, to collect and enforce claims and demands of such Subordinated Creditor arising from the Subordinated Indebtedness by suit, proof of claim in bankruptcy or other liquidation, reorganization or Insolvency Proceedings or otherwise. Each Subordinated Creditor by its execution of this Agreement also hereby grants to the Senior Lender: (i) the exclusive right to vote any and all claims of such Subordinated Creditor in any Insolvency Proceedings involving the Company with respect to the election of a trustee or similar official and with respect to any proposed plan of reorganization of the Company; and (ii) the exclusive right to object to any proposed plan of reorganization of the Company to which such Subordinated Creditor would have the right to object in any Insolvency Proceeding.
4. Turn-Over of Payments Received by Subordinated Creditors. In the event that notwithstanding the provisions of the Loan Agreement and this Agreement, the Company shall make any payment to a Subordinated Creditor on account of the Subordinated Indebtedness not expressly authorized hereby, such payment shall be held in trust by such Subordinated Creditor, for the benefit of the Senior Lender, and shall be paid over immediately (without necessity of demand) to the Senior Lender for application in accordance with the Loan Agreement to the payment of all Senior Indebtedness remaining due and payable until the same shall have been paid in full, in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. In the event of the failure of a Subordinated Creditor to endorse any instrument for the payment of money so received by such Subordinated Creditor on account of the Subordinated Indebtedness, the Senior Lender is irrevocably appointed attorney-in-fact for such Subordinated Creditor with full power to make such endorsement and with full power of substitution.
5. Obligations Absolute. The provisions of this Agreement are for the purpose of defining the relative rights of the Senior Lender on the one hand and the Subordinated Creditors on the other hand with respect to the enforcement of rights and remedies and priority of payment of the Senior Indebtedness and the Subordinated Indebtedness. Nothing herein shall impair, as between the Company and the Subordinated Creditors, the obligations of the Company, which are unconditional and absolute, to pay to the holder thereof the principal and interest thereon and any other liabilities encompassed in the Subordinated Indebtedness, all in accordance with their respective terms, subject to the prior payment in full in cash of the Senior Indebtedness.
6. Subordination Not Affected. Without the necessity of any reservation of rights against or any notice to or further assent by any Subordinated Creditor, (i) any demand for payment of any Senior Indebtedness made by the Senior Lender may be rescinded in whole or in part by the Senior Lender, (ii) the Senior Lender may exercise or refrain from exercising any rights and/or remedies against the Company and others, if any, liable under the Senior Indebtedness, and (iii) the Senior Indebtedness and any agreement or instrument evidencing, securing, or otherwise relating to the Senior Indebtedness (including without limitation, the Loan Agreement and the other Loan Documents), or any collateral security therefor or guaranty thereof or other right of any nature with respect thereto, may be amended, extended, modified, continued, accelerated, compromised, waived, surrendered or released by the Senior Lender, in any manner the Senior Lender deems in its best interests, all without impairing, abridging, releasing or affecting in any manner the subordination of the Subordinated Indebtedness to the Senior Indebtedness provided for herein. Without limiting the foregoing, the Subordinated Creditors waive any and all notice of the creation, amendment, restatement, extension, acceleration, compromise, continuation, waiver, surrender, release or modification of any nature of the Senior Indebtedness, the Loan Agreement or the other Loan Documents, and notice of or proof of reliance by the Senior Lender upon the subordination provided for herein. The Senior Indebtedness shall conclusively be deemed to have been created, contracted and incurred in reliance upon the provisions of this Agreement.
7. Warranties, Representations, Covenants and Acknowledgments of the Subordinated Creditors.
(a)	Each Subordinated Creditor represents to the Senior Lender that all Indebtedness of the Company to such Subordinated Creditor is evidenced by a Subordinated Debenture. Each Subordinated Creditor further represents that said Indebtedness has not heretofore been assigned, pledged to, or subordinated in favor of, any other Person.

(b)	Each Subordinated Creditor hereby covenants and agrees that it will not amend or permit amendment of the terms of its Subordinated Debenture or any other agreement, document or instrument hereafter evidencing any Subordinated Indebtedness, without the prior written consent of the Senior Lender, including, without limitation, any amendment that would:(i) increase the principal amount of the Subordinated Indebtedness; (ii) increase the rate of interest accruing on the Subordinated Indebtedness; (iii) change in any manner the dates upon which any principal or interest payment on the Subordinated Indebtedness is due; (iv) change in any manner, or add, any affirmative or negative covenants, events of default, redemption provisions or subordination provisions of any Subordinated Indebtedness; (v) take any collateral for the Subordinated Indebtedness; or (vi) except as set forth in the Subordinated Debentures, the Subordinated Convertible Debenture Purchase Agreement dated June 13, 2007 by and among the Company and the Subordinated Creditors and the Registration Rights Agreement dated June 26, 2007 among the Company and the Subordinated Creditors (in each case, as each of the foregoing agreements is in effect on the date of execution thereof) give to the Subordinated Creditors the right to purchase, or to cause the Company to issue, equity interests in the Company.

(c)	The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or other action on the part of each Subordinated Creditor, and this Agreement constitutes a valid and binding obligation of such Subordinated Creditor, enforceable against it in accordance with its terms.

(d)	Each Subordinated Creditor covenants and agrees that it will not assign, pledge, sell, transfer or otherwise dispose of any of the Subordinated Indebtedness or interests therein, whether through assignment or participation or otherwise, except to a Person who first becomes a party hereto and accepts without qualification all obligations of such Subordinated Creditor hereunder.

(e)	Each Subordinated Creditor acknowledges and agrees that this Agreement is a “subordination agreement” within the meaning of Section 510(a) of the United States Bankruptcy Code, 11 U.S.C. §510(a).
8. Validity and Enforceability of Liens Securing Senior Indebtedness; Cooperation with Senior Lender.
(a)	No Subordinated Creditor will in any Insolvency Proceeding or other event described in Section 2 or otherwise, challenge, oppose or contest (or join in any challenge, opposition or contest by any third party, or encourage any third party to challenge, oppose or contest) the Senior Indebtedness or the perfection, superiority, priority, validity or enforceability of any security interest or lien granted to the Senior Lender pursuant to the Loan Agreement, the Security Documents or other Loan Documents, nor will any Subordinated Creditor challenge the validity or enforceability of such Loan Agreement, Security Documents or other Loan Documents, or any provision thereof. Each Subordinated Creditor hereby acknowledges that the provisions of this Agreement are intended to be enforceable at all times, whether before or after any Insolvency Proceeding or other event described in Section 2 of this Agreement. Each Subordinated Creditor hereby waives any right to require the Senior Lender to marshal the collateral for such Senior Indebtedness.

(b)	Without limiting the foregoing, no Subordinated Creditor will challenge or oppose (or join with any party challenging or opposing) or take any action whatsoever to impair the exercise by the Senior Lender of the rights and remedies granted to the Senior Lender in the Loan Document.
9. Limitations on Remedies.
(a)	Upon the occurrence of any default or event of default (a “Subordinated Default”) in respect of the Subordinated Indebtedness, no Subordinated Creditor shall (a) accelerate all or any portion of the Subordinated Indebtedness; (b) commence or join (unless the Senior Lender shall also join), in its capacity as a holder of the Subordinated Indebtedness, in any involuntary proceeding against the Company or any of its Subsidiaries under any bankruptcy, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or insolvency law or statute of any federal or state government; or (c) commence any action or proceeding against the Company or any of its Subsidiaries to enforce payment of all or any part of the Subordinated Indebtedness or take any other actions against the Company or its Subsidiaries permitted under the Subordinated Debentures and/or under applicable law, and/or reduce such claims to a judgment against the Company (each of the foregoing, an “Enforcement Action”), for a period (the “Standstill Period”), commencing on the date of receipt by the Senior Lender from the Subordinated Creditors of written notice (a “Default Notice”) of such Subordinated Default and ending on the earlier to occur of (i) 180 days after receipt by Senor Lender of such Default Notice and (ii) an Insolvency Proceeding.

(b)	Notwithstanding the provisions of Section 9(a) above:
(i)	During any Standstill Period, the Subordinated Creditors shall accept any cure of the applicable Subordinated Default(s) proffered by Senior Lender which restores the Subordinated Creditors to the position they would have been but for such default or event of default; and

(ii)	If the applicable Subordinated Default has occurred under the Subordinated Indebtedness solely as a result of a cross-default to the Senior Indebtedness, then:
(A)	If Senior Lender shall waive such default under the Senior Indebtedness, or amend the Senior Indebtedness with the effect that such default no longer exists, such waiver or amendment shall be deemed effective under the Subordinated Indebtedness as well and the applicable Subordinated Default shall be deemed to no longer exist; and

(B)	Notwithstanding the expiration of the applicable Standstill Period, Subordinated Creditors shall not be permitted to take any Enforcement Action with respect to the Subordinated Indebtedness unless the Senior Indebtedness has been accelerated.
(c)	Nothing contained in this Section 9 shall limit or impair the obligations and agreements of the Subordinated Creditors set forth in any other Section of this Agreement.

10. Assignments and Appointments. Each Subordinated Creditor, for itself and its successors and assigns, hereby irrevocably authorizes and directs the Senior Lender, and any trustee or debtor in possession in bankruptcy, receiver, custodian or assignee for the benefit of creditors of the Company, whether in voluntary or involuntary liquidation, dissolution or reorganization, on his or its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in this Agreement and irrevocably appoints the Senior Lender and any such trustee, receiver, custodian or assignee, attorney-in-fact for such purpose with full powers of substitution and revocation.
11. No Impairment. No right of the Senior Lender to enforce subordination as herein provided shall at any time or in any way be affected or impaired by any failure to act on the part of the Company, or by any non-compliance by the Company with any of the terms, provisions and covenants of the agreement, documents and instruments evidencing the Subordinated Indebtedness, regardless of any knowledge thereof that the Senior Lender may have or be otherwise charged with, or by any action which the Senior Lender may take or refrain from taking with respect to the Senior Indebtedness or the Subordinated Indebtedness.
12. Further Assurances. In order to carry out the terms and intent of this Subordination Agreement more effectively, the Subordinated Creditors will take all actions and execute all further documents and instruments reasonably necessary or convenient to preserve for the Senior Lender the benefits of this Agreement.
13. Waivers, etc. No action which the Senior Lender, or the Company with the consent of the Senior Lender, may take or refrain from taking with respect to any Senior Indebtedness, or any promissory note or notes representing the same, or any collateral therefor, including any waiver or release thereof (or any waiver of any provision thereof or default of any agreement or agreements (including guaranties) in connection therewith, shall affect this Agreement or the rights of the Senior Lender or the obligations of the Subordinated Creditors hereunder. No waiver shall be deemed to be made by the Senior Lender of any of its rights hereunder unless the same shall be in writing and then only with respect to the specific instance involved, and shall in no way impair or offset the rights of the Senior Lender or the obligations of the Subordinated Creditors in any other respect or at any other time.
14. Notices.
(a)	By the Senior Lender to the Subordinated Creditors. The Senior Lender shall provide the Subordinated Creditors with notice of any Default simultaneously with giving notice to the Company, provided that any failure by the Senior Lender to give such notice shall not affect or limit the Senior Lender’s rights hereunder.

(b)	By the Subordinated Creditors to the Senior Lender. The Subordinated Creditors shall provide the Senior Lender with notice of any default relating to any Subordinated Indebtedness simultaneously with giving notice to the Company.

(c)	By the Company to the Senior Lender. The Company shall provide the Senior Lender with copies of all notices of any default received by it from the Subordinated Creditor immediately upon its receipt thereof.

(d)	By the Company to the Subordinated Creditors. The Company shall provide the Subordinated Creditors with copies of all notices of any default given by it to the Senior Lender or received by it from the Senior Lender immediately upon its delivery or receipt thereof.

(e)	Method. Except as otherwise provided herein, all demands or notices hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes hereof if personally delivered or mailed or transmitted by telecopy if the sender on the same day sends a confirming copy of such communication by a recognized overnight delivery services (charges prepaid), recognized overnight delivery services (charges prepaid) or first class mail, postage prepaid, to them at their respective addresses as set forth on the signature pages hereto and incorporated herein by reference, or at such other address as the party to whom such notice is directed may have designated in writing to the other party hereto. A notice shall be deemed to have been given upon the earlier to occur of (i) three (3) days after the date on which it is deposited in the U.S. mails or (ii) receipt by the party to whom such notice is directed.
15. Miscellaneous. This Agreement shall be binding upon the Subordinated Creditors and the Company and their respective heirs, legal representatives, successors and assigns and shall inure to the benefit of the Senior Lender and its legal representatives, successors and assigns (including without limitation any transferee of any Senior Indebtedness). The Senior Lender may assign this Agreement or its rights thereunder without the consent of the Subordinated Creditors or the Company. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of the counterparts shall together constitute and the same instrument.
16. Governing Law, Jurisdiction, Waiver of Jury Trial. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the internal laws of the Commonwealth of Massachusetts (without regard to conflicts of law principles). Each Subordinated Creditor, to the extent that such Subordinated Creditor may lawfully do so, hereby consents to service of process, and to be sued, in the Commonwealth of Massachusetts and consents to the jurisdiction of the courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of such Subordinated Creditor’s obligations hereunder or with respect to the transactions contemplated hereby, and expressly waives any and all objections as to venue in any such courts. Each Subordinated Creditor further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and confer personal jurisdiction if served personally or by certified mail at the address set forth below under the signature of such Subordinated Creditor or as otherwise provided under the laws of the Commonwealth of Massachusetts. EACH OF THE COMPANY AND THE SUBORDINATED CREDITORS IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING HEREAFTER INSTITUTED BY OR AGAINST IT IN RESPECT OF ITS OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.
17. Acknowledgment by Company. The Company covenants and agrees not to make any distribution or payment to any Subordinated Creditor in violation of the terms of this Agreement.

18. Existing Subordination Agreement Amended and Restated. This Agreement shall amend and restate the Existing Subordination Agreement in its entirety and the rights and obligations of the parties under the Existing Subordination Agreement shall be subsumed within, and be governed by, this Agreement; provided, however, that this Agreement shall not be deemed to evidence or result in a novation of the obligations of the Subordinated Creditors under the Existing Subordination Agreement.

This Agreement is executed as a sealed instrument as of the ____ of June, 2011.

COMPANY BAKERS FOOTWEAR GROUP, INC.
By:	/s/ Peter A. Edison
	Name:	Peter A. Edison
	Title:	Chairman and Chief Executive Officer

Address:	2815 Scott Avenue St. Louis, Missouri 63103

Telephone:	314-621-0699
Telecopier:	314-641-0390

SUBORDINATED CREDITOR: LINN H. BEALKE REVOCABLE TRUST
By:	/s/ Linn H. Bealke
	Name:	Linn H. Bealke
	Title:	Trustee

Address:

Telephone:
Telecopier:

SUBORDINATED CREDITOR:
BEATRICE C. EDISON IRREVOCABLE GST TRUST FOR BERNARD A. EDISON
DATED 8-31-59

By:	/s/ Bernard Edison
Name:
Title:

Address:

Telephone:
Telecopier:

SUBORDINATED CREDITOR:

By:	/s/ Julian I. Edison
	Name:	Julian I. Edison

Address:

Telephone:
Telecopier:

SUBORDINATED CREDITOR:
LOUIS N. GOLDRING REVOCABLE TRUST DTD. 4/15/97

By:	/s/ Louis N. Goldring
	Name:	Louis N. Goldring
	Title:	Trustee

Address:	[illegible] St. Louis, Mo 63124

Telephone:	[illegible]
Telecopier:

SUBORDINATED CREDITOR:

By:	/s/ Scott C. Schnuck
	Name:	Scott C. Schnuck

Address:

Telephone:
Telecopier:

SUBORDINATED CREDITOR:

ANDREW N. BAUR REVOCABLE TRUST

By:	/s/ Richard D. Baur
	Name:	Richard D. Baur
	Title:	Trustee

Address:	165 N. Meramec Suite 210 St. Louis, MO 63105

Telephone:	314-721-9696
Telecopier:	314-721-9697

SUBORDINATED CREDITOR:
MISSISSIPPI VALLEY CAPITAL, LLC

By:	/s/ Scott D. Fesler
	Name:	Scott D. Fesler
	Title:	Manager

Address:	101 S. Hanley Rd. Suite 1250 St. Louis, MO 63105

Telephone:	314-727-4555
Telecopier:

SENIOR LENDER
BANK OF AMERICA, N. A.

By:	/s/ Christine M. Scott
	Name:	Christine Scott
	Title:	Senior Vice President-Director

Address:	100 Federal Street, 9th Floor Boston, Massachusetts 02110

Telephone:	(617) 434-4078
Telecopier:	(617) 434-4312